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                                                                     EXHIBIT 5.1





                                November 9, 2001




Northern Border Pipeline Company
1111 South 103rd Street
Omaha, Nebraska  68124

Ladies and Gentlemen:

         We have acted as counsel for Northern Border Pipeline Company, a Texas general partnership (the "Partnership"), in connection with the filing by the Partnership with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the issuance by the Partnership of up to $250,000,000 aggregate amount of its 7.50% Senior Notes due 2021, Series A (the "Exchange Notes"), registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $250,000,000 aggregate amount of the Partnership's outstanding 7.50% Senior Notes due 2021 (the "Outstanding Notes"). The Exchange Notes are to be issued pursuant to an Indenture dated as of September 17, 2001 (the "Indenture") between the Partnership and Bank One Trust Company, N.A., as Trustee.

         Before rendering our opinions hereinafter set forth, we examined such certificates, instruments and records of the Partnership, including the Indenture, and we reviewed such questions of law, as we considered appropriate.

         Based upon the foregoing, we are of the opinion that:

             (i) When the Registration Statement has become effective under the Securities Act, and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Partnership, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles.

             (ii) We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading "U.S. Federal Tax Considerations" are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the purchase, ownership and disposition of the Outstanding Notes and the Exchange Notes.



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         We hereby consent to the statements made with respect to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                     Very truly yours,


                                                     VINSON & ELKINS L.L.P.